Sierra Monitor Corporation Announces Financial Results for the Third Quarter Ended September 30, 2015

Sales, Gross Margin, Earnings, and Cash Increase Year Over Year Again

MILPITAS, CA -- (Marketwired - October 28, 2015) - Sierra Monitor Corporation (OTCQB: SRMC), a provider of Industrial Internet of Things (IIoT) solutions that connect and protect high-value infrastructure assets, today announced financial results for the third quarter ended September 30, 2015.

Financial Highlights

--  Achieved Q3 2015 net sales of approximately $5.40 million, compared to approximately $5.36 million in the prior year period, resulting in
    Trailing Twelve Month (TTM) sales of $20.46 million.

--  Delivered Q3 2015 gross margin of 60%, compared to 54% in the prior year period, resulting in a TTM gross margin of 59%.

--  Reported Q3 2015 GAAP net income per share of $0.03 (basic and diluted), compared to GAAP net income of $0.02 per share (basic and diluted) for the prior year period, resulting in a TTM GAAP net income of approximately $0.06 per share (basic and diluted).

--  Achieved Q3 2015 EBITDA of $0.59 million, compared to $0.36 million for the prior year period, resulting in TTM EBITDA of approximately $1.94 million.

--  Reported Q3 2015 Non-GAAP net income per share of $0.04 (basic and diluted), compared to $0.04 per share basic and $0.03 per share diluted for the prior year period, resulting in a TTM Non-GAAP net income of
    $0.17 per share (basic and diluted).

--  Ended Q3 2015 with a cash balance of approximately $4.5 million and no bank debt compared to a cash balance of approximately $4.5 million at the end of Q2 2015, and compared to a cash balance of approximately $3.3 million at the end of Q4 2014.

--  Declared thirteenth consecutive quarterly dividend of $0.01 per share, to be paid on November 16, 2015.

Third Quarter and Nine Month 2015 Financial Results

Net sales for the quarter ended September 30, 2015 were $5,398,080, an increase of approximately 1%, compared to $5,363,086 reported for the same period of 2014. Sierra Monitor posted GAAP net income of $264,091 or $0.03 per share (basic and diluted), for the quarter ended September 30, 2015, an increase of approximately 56%, compared to GAAP net income of $169,400 or $0.02 per share (basic and diluted), for the same period of 2014. See Table A of this release for condensed statements of operations.

Sierra Monitor posted non-GAAP net income of $440,546 or $0.04 per share (basic and diluted), for the quarter ended September 30, 2015, an increase of approximately 21%, compared to non-GAAP net income of $362,799 or $0.04 per share basic and $0.03 per share diluted, for the same period of 2014. See Table C of this release for a reconciliation of GAAP to non-GAAP operating results.

Sierra Monitor achieved EBITDA of $594,073 for the quarter ended September 30, 2015, an increase of approximately 64%, compared to EBITDA of $362,605 for the same period of 2014. See Table D of this release for reconciliation between GAAP Net Income and EBITDA operating results.

Net sales for the nine months ended September 30, 2015 were $15,342,866, an increase of approximately 8%, compared to $14,216,719 reported for the same period of 2014. Sierra Monitor posted GAAP net income of $646,637 or $0.06 per share (basic and diluted), for the nine months ended September 30, 2015, an increase of approximately 114%, compared to GAAP net income of $301,731 or $0.03 per share (basic and diluted), for the same period of 2014. See Table A of this release for condensed statements of operations.

Sierra Monitor posted non-GAAP net income of $1,278,061 or $0.13 per share (basic and diluted), for the nine months ended September 30, 2015, an increase of approximately 61%, compared to non-GAAP net income of $794,004 or $0.08 per share (basic and diluted) for the same period of 2014. See Table C of this release for a reconciliation of GAAP to non-GAAP operating results.

Sierra Monitor achieved EBITDA of $1,570,151 for the nine months ended September 30, 2015, an increase of approximately 112%, compared to EBITDA of $739,386 for the same period of 2014. See Table D of this release for reconciliation between GAAP Net Income and EBITDA operating results.

Sierra Monitor had $4,544,660 in cash on September 30, 2015 with no bank borrowings, compared to $3,339,952 on December 31, 2014. Net trade receivables on September 30, 2015 were $2,747,004, compared to $2,571,994 on December 31, 2014. The company's days' sales outstanding were 48 days, compared to 40 days for the same period in 2014. Inventory at the end of Q3 2015 was $2,776,298 compared to $2,896,614 on December 31, 2014. See Table B of this release for a summary of the balance sheet.

Business Highlights

"Q3 2015 is the fifth straight quarter that we've grown our TTM revenue and third straight quarter that we've increased our TTM profitability, while continuing to build cash" said Varun Nagaraj, President and CEO. "But more importantly, we have developed a coherent strategy that can take advantage of the IIoT opportunity. We were pleased to be recently recognized as a Top 20 IoT vendor by CIO Review magazine, and we also hinted at the beginnings of our cloud strategy by demonstrating how field devices could connect to the Salesforce application and analytics platform at Dreamforce 2015. We will look to prudently increase our investment in R&D and infrastructure to support the introduction of innovative products and partnerships in 2016 with the goal of accelerating our growth in 2017 and beyond. We will also opportunistically assess other options to increase growth and liquidity".

Sierra Monitor continued to retain and expand its two hundred strong Original Equipment Manufacturer (OEM) customer base for its FieldServer protocol gateway products. New customer wins continue to reinforce our position as a leading integration partner to OEMs in the Building Automation or the Building segment of the IIoT market.

--  Captiveair, a leader in kitchen ventilating equipment, has designed the
    OEM-specific embedded FieldServer gateway module into their next generation controllers. Captiveair's controllers speak Modbus RTU but often need to integrate with the facility's BACnet or LonWorks based building management system. The ability to fit the FieldServer gateway technology to Captiveair's mechanical and electrical requirement while incurring no time to market or technical risk were key decision criteria.

--  Spirax Sarco, a global leader in steam technology, develops precision flow meters that are used in applications such as boiler efficiency monitoring, leakage detection, and billing. Spirax Sarco has selected the FieldServer protocol gateway to translate their Modbus RTU and
    Modbus TCP based products to BACnet MS/TP, BACnet IP, Modbus TCP, and
    LonWorks. Using the FieldServer gateway simplifies Spirax Sarco's delivery and installation process because of the FieldServer gateway's support of "profiles" which allows the same FieldServer to front-end the entire portfolio of Spirax Sarco products and model numbers.

--  Intellihot is an innovative provider of tankless water heaters for commercial, industrial, and residential applications. Intellihot has selected the OEM-specific embedded FieldServer gateway module to interface their product line with building and facility management systems. Intellihot selected Sierra Monitor because of ease of integration at the socket level and because of the broad range of supported building and industrial automation protocols such as BACnet,
    LonWorks, N2 Metasys, Modbus TCP, Ethernet/IP, and DNP3.

Additionally, Sierra Monitor's FieldServer protocol gateway products continued to be purchased and used by leading system integrators in high-value and complex IIoT projects in settings such as data centers and large campuses. We also began to ship the EZ Gateway that was introduced the previous quarter.

--  One of the largest and most successful on-line web properties in the world is rolling out new data centers and deploying FieldServer protocol gateways to integrate the electrical systems within the data center to the facility's Alerton Building Automation System (BAS). The integration enables management of all aspects of the data center facility infrastructure from a single control panel. We believe that the
    FieldServer's reputation for reliability and the integration services of
    Sierra Monitor's partner -- Sierra Foothills Integration -- were instrumental in the selection of FieldServer products.

--  The National Insurance Institute of Costa Rica is implementing the first
    Tier IV data center in Central America. Tier IV data centers are defined by the Uptime Institute as having a fault tolerant site infrastructure with electrical power storage and distribution facilities with expected availability of 99.995%. Additionally, all cooling equipment is independently dual powered. FieldServer protocol gateways will be deployed to integrate computer room air conditioning units, generators, power meters, power distribution units, and power supplies to the facility's Data Center Information Management (DCIM) and BAS systems.

--  A large government agency with more than 100 buildings on campus uses a combination of standard and proprietary protocols on site: BACnet for building management with Schneider as their key vendor and KNX for the electrical systems with Siemens as the vendor of choice, along with thousands of other products deployed on campus such as Daikin's VRF air conditioning units. The agency selected FieldServer protocol gateways because of their scalability and ease-of-use, with the ability to easily configure and deliver the required performance for a very large number of data points.

--  Lilly and Company, a real estate management company, has enhanced employee and customer safety by integrating Emerson's Firetron fire pump controllers with Tyco SimplexGrinell fire alarm systems using
    FieldServer protocol gateways. The FieldServer's industry-leading breadth of supported protocols (140+) made it uniquely suitable for this application.

Sierra Monitor's Sentry IT line of fire and gas solutions continued to be selected to protect high-value assets and facilities around the world for various applications.

--  The City of Spokane, Washington, decided to upgrade the gas detection system at their wastewater treatment plant to the latest Sentry IT technology. The new Sentry IT controllers being installed include the recently introduced Sentry InSite capability, which is a responsive web-
    based application that highlights status, alarms, and other relevant information and displays it on PCs, tablets and smartphones on the local network. Additionally, the Sentry IT controllers connect to the facility's SCADA system over the Modbus TCP protocol.

--  A cutting edge hotel chain recently opened a sleek new hotel in San
    Jose, California. As a safety and community conscious business with a commitment to the comfort of its guests, the hotel will monitor for the presence of methane because of the proximity of a reclaimed landfill site. The Sentry gas detection system has been discretely blended into the installation to not interfere with the avant-garde style that the hotel is known for.

--  Formosa Plastics, a manufacturer of Polyvinyl Chloride (PVC) products, upgraded their facilities to provide superior protection to their employees from the risks of oxygen deficiency, chlorine leaks, and emissions of combustible gases. Low-level alarms trigger investigation by the facility maintenance supervisor, whereas high-level alarms cause horns to be sounded, fans to be turned on, and personnel evacuated.

--  Airgas Specialty Gases is a manufacturer and distributor of compressed gases that are often toxic or combustible. To support recent expansion,
    Airgas decided to enhance employee protection from the risks of gas leaks that might occur in the laboratory or filling stations. The selected solution includes Sentry IT controllers along with sensor modules that detect combustible gases, carbon monoxide, and oxygen.
    Winning attributes of the solution include lower wiring cost because of the Sentry IT's support of daisy chain based Modbus, and lower maintenance costs because of Sentry IT's unique global calibration feature called Global Cal.

--  The Metropolitan District Water Authority in Hartford, Connecticut is
    upgrading the water pollution control facility by adding new storm water overflow, storage, and treatment capabilities. Sierra Monitor's Sentry
    IT controllers and sensor modules were selected on the strengths of the system's multiple wiring options and the ability to interface to the facility's supervisory control system over either BACnet or Modbus.

About Sierra Monitor Corporation

Sierra Monitor Corporation addresses the industrial and commercial facilities management market with Industrial Internet of Things (IIoT) solutions that connect and protect high-value infrastructure assets.

The Company's FieldServer brand of protocol gateways is used by system integrators and OEMs to enable local and remote monitoring and control of assets and facilities. With more than 200,000 products, supporting over 140 protocols installed in commercial and industrial facilities, FieldServer is the industry's leading multi-protocol gateway.

Sierra Monitor's Sentry IT fire and gas detection solutions are used by industrial and commercial facilities managers to protect their personnel and assets. Sentry IT branded controllers, sensor modules, and software are installed at thousands of facilities such as natural gas vehicle fueling and maintenance stations, wastewater treatment plants, oil and gas refineries and pipelines, parking garages, US Navy ships, and underground telephone vaults.

Headquartered in the heart of Silicon Valley in Milpitas, California, Sierra Monitor was founded in 1979 and has been a public company since 1989. By combining its distinguished track record in industrial sensing and automation with emerging IoT technologies such as cloud connectivity, big data, and analytics, Sierra Monitor is at the forefront of the emerging IIoT trend.

For more information visit: http://www.sierramonitor.com/

Table A

                         SIERRA MONITOR CORPORATION

                     Condensed Statements of Operations

                                 (Unaudited)

                      For the three months ended   For the nine months ended
                             September 30,               September 30,
                          2015          2014          2015          2014
                      ------------  ------------  ------------  ------------
Net sales            $   5,398,080 $   5,363,086 $  15,342,866 $  14,216,719
Cost of goods sold       2,165,225     2,489,972     6,180,436     6,122,574
                      ------------  ------------  ------------  ------------
    Gross profit         3,232,855     2,873,114     9,162,430     8,094,145

Operating expenses
  Research and
   development             605,803       599,278     1,746,849     1,738,777
  Selling and
   marketing             1,303,203     1,176,337     3,796,827     3,671,616
  General and
   administrative          826,830       815,197     2,358,291     2,180,969
                      ------------  ------------  ------------  ------------
                         2,735,836     2,590,812     7,901,967     7,591,362
                      ------------  ------------  ------------  ------------
    Income from
     operations            497,019       282,302     1,260,463       502,783

  Interest income               43            32           106           102
                      ------------  ------------  ------------  ------------

    Income before
     income taxes          497,062       282,334     1,260,569       502,885

Income tax provision       232,971       112,934       613,932       201,154
                      ------------  ------------  ------------  ------------

    Net income       $     264,091 $     169,400 $     646,637 $     301,731
                      ============  ============  ============  ============
Net income available
 to common
 shareholders per
 common share
    Basic            $        0.03 $        0.02 $        0.06 $        0.03
                      ============  ============  ============  ============
    Diluted          $        0.03 $        0.02 $        0.06 $        0.03
                      ============  ============  ============  ============

Weighted average
 number of common
 shares used in per
 share computations:

    Basic               10,128,311    10,114,311    10,128,311    10,112,089
                      ============  ============  ============  ============

    Diluted             10,214,894    10,490,174    10,211,764    10,158,363
                      ============  ============  ============  ============

Table B

                         SIERRA MONITOR CORPORATION

                                Balance Sheet

                   Assets                      September 30,   December 31,
                                                   2015            2014
                                              --------------  --------------
                                                (unaudited)
Current assets:
  Cash                                       $     4,544,660 $     3,339,952
  Trade receivables, less allowance for
   doubtful accounts of approximately
   $79,000 in 2015 and 72,000 in 2014,
   respectively                                    2,747,004       2,571,994
  Inventories, net                                 2,776,298       2,896,614
  Prepaid expenses                                   148,462         317,269
  Income tax deposit                                  61,661         180,306
  Deferred income taxes - current                    207,231         207,231
                                              --------------  --------------
      Total current assets                        10,485,316       9,513,366

Property and equipment, net                          248,957         277,088
Other assets                                         389,934         342,546
                                              --------------  --------------
      Total assets                           $    11,124,207 $    10,133,000
                                              ==============  ==============

    Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                           $       818,395 $       814,090
  Accrued compensation expenses                      774,812         471,014
  Other current liabilities                          127,756          74,353
                                              --------------  --------------
      Total current liabilities                    1,720,963       1,359,457

Deferred tax liability                               138,125         138,125
                                              --------------  --------------
      Total liabilities                            1,859,088       1,497,582

Commitments and contingencies
Shareholders' equity:
  Common stock, $0.001 par value; 20,000,000
   shares authorized; 10,140,635 and
   10,128,311 shares issued and outstanding
   at September 30, 2015 and December 31,
   2014 respectively                                  10,141          10,128
  Additional paid-in capital                       3,686,079       3,399,179
  Retained earnings                                5,568,899       5,226,111
                                              --------------  --------------
      Total shareholders' equity                   9,265,119       8,635,418
                                              --------------  --------------
      Total liabilities and shareholders'
       equity                                $    11,124,207 $    10,133,000
                                              ==============  ==============

The accompanying news release dated October 28, 2015 contains non-GAAP financial measures. The following tables reconcile the non-GAAP financial measures used to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include EBITDA, non-GAAP net income, and basic and diluted non-GAAP net income per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management's knowledge. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis. Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand. The quarterly analysis is used to adjust the provision for inventory losses. We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Deferred Income Taxes

The effect of changes in deferred tax balances is non-cash and is not comparable across periods or with other companies. We exclude these amounts from our internal measures for budget and planning purposes.

Stock-based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures. We compute weighted average dilutive stocks using the methods required by GAAP for both GAAP and non-GAAP diluted net income per share.

EBITDA

EBITDA represents net earnings attributable to Sierra Monitor excluding interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on Table D of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results. We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C
                         SIERRA MONITOR CORPORATION

            Reconciliation of GAAP to Non-GAAP Operating Results

                                 (Unaudited)

                      For the three months ended   For the nine months ended
                             September 30,               September 30,
                          2015          2014          2015          2014
                      ------------  ------------  ------------  ------------
GAAP Net Income
                     $     264,091 $     169,400 $     646,637 $     301,731
  Depreciation and
   amortization             97,054        80,303       309,688       236,603
  Provision for bad
   debt expense                  -             -         6,308       (6,817)
  Provision for
   inventory losses        (6,000)         9,593        41,165        24,824
  Stock based
   compensation
   expense                  85,401       103,503       274,263       237,663
                      ------------  ------------  ------------  ------------
      Total                176,455       193,399       631,424       492,273
       adjustments

Non-GAAP Net Income  $     440,546 $     362,799 $   1,278,061 $     794,004
                      ============  ============  ============  ============

Non GAAP Net Income
 Per Share:
  Basic              $        0.04 $        0.04 $        0.13 $        0.08
                      ============  ============  ============  ============
  Diluted            $        0.04 $        0.03 $        0.13 $        0.08
                      ============  ============  ============  ============
Weighted-average
 number of shares
 used in per share
 computations:
  Basic                 10,128,311    10,114,311    10,128,311    10,112,089
                      ============  ============  ============  ============
  Diluted               10,214,894    10,490,174    10,211,764    10,158,363
                      ============  ============  ============  ============

Table D

                         SIERRA MONITOR CORPORATION

             Reconciliation of GAAP to EBITDA Operating Results

                                 (Unaudited)

                            For the three months       For the nine months
                             ended September 30,       ended September 30,
                              2015         2014         2015         2014
                          -----------  -----------  -----------  -----------

GAAP Net Income          $    264,091 $    169,400 $    646,637 $    301,731
  Interest Income                (43)         (32)        (106)        (102)
  Income Tax Provision        232,971      112,934      613,932      201,154
  Depreciation and
   amortization                97,054       80,303      309,688      236,603
Non-GAAP EBITDA          $    594,073 $    362,605 $  1,570,151 $    739,386
                          ===========  ===========  ===========  ===========

Sierra Monitor Investor Relations Contact
Varun Nagaraj
CEO, Sierra Monitor Corporation
vnagaraj@sierramonitor.com
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